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                                                                    EXHIBIT 12.1


                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)


                                                                                                                       Three Months
                                                                             Year Ended December 31,                 Ended March 31,
                                                          1996        1997         1998       1999         2000           2001
                                                        --------   ---------    ---------   ---------    ---------      ---------
Earnings:
    Income (loss) before income taxes                    $ 1,593    $ (3,367)     $ 6,334    $ 20,151    $ 47,499         $ 8,082
    Fixed charges per below                                  880       2,609        5,420      12,142      29,453           7,798
    Less: capitalized interest per below                       -           -            -           -           8               -
    Current period amortization of interest
      capitalized in prior periods                             -           -            -           -           -               -
                                                        --------   ---------    ---------   ---------    ---------      ---------
    Total earnings                                       $ 2,473      $ (758)    $ 11,754    $ 32,293    $ 76,944        $ 15,880
                                                        ========   =========    =========   =========    =========      =========
Fixed charges and preferred stock dividends:
    Interest expense                                       $ 834     $ 1,957      $ 3,458    $ 11,531    $ 28,705         $ 7,602
    Capitalized interest                                       -           -            -           -           8               -
    Interest portion of rent expense                          46          63          197         611         740             196
    Preferred dividend requirements                            -         589        1,765           -           -               -
                                                        --------   ---------    ---------   ---------    ---------      ---------
    Total fixed charges and preferred stock dividends      $ 880     $ 2,609      $ 5,420    $ 12,142     $ 29,453        $ 7,798
                                                        ========   =========    =========   =========    =========      =========
Ratio of earnings to combined fixed charges
    and preferred stock dividends                            2.8           -          2.2         2.7         2.6             2.0
                                                        ========   =========    =========   =========    =========      =========
Dollar amount of deficiency below 1.0                        N/A     $ 3,367          N/A         N/A          N/A            N/A
                                                        ========   =========    =========   =========    =========      =========
